Exhibit 10.1

RENASANT CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

AMENDMENT

Whereas, Renasant Corporation, a corporation organized and existing under the laws of the State of Mississippi (the “Company”), entered into that certain Executive Employment Agreement with R. Rick Hart (“Executive”), executed June 29, 2007, and amended on March 5, 2009 (the “Agreement”);

Whereas, the Agreement has been renewed for an additional one-year term, through and until December 31, 2014;

Whereas, in consideration of the renewal of the term of the Agreement, Executive has agreed to elimination of any automatic increase in his Base Compensation (as defined therein);

Now, Therefore, Section 2.1 of the Agreement shall be amended, effective as of January 1, 2014, to read as follows:

2.1 Base Compensation. The Company shall pay Executive an annual salary in an amount not less than his annual salary in effect as of December 31, 2013, Executive’s “Base Compensation”), which amount shall be paid in equal installments in accordance with the Company’s regular payroll practices and policies and shall be subject to applicable withholding and other applicable taxes. Executive’s Base Compensation shall be reviewed no less often than annually and may be increased as of each January 1st by the Board or the Compensation Committee thereof, in their discretion. Executive’s Base Compensation may be reduced, but only if such reduction is part of a reduction in pay uniformly applicable to all officers of the Company.

This Amendment was executed in multiple counterparts, each of which has been deemed an original, as of the dates set forth below, to be effective as provided above.

Executive:	Renasant Corporation:

/s/ R. Rick Hart	By: /s/ E. Robinson McGraw
R. Rick Hart	E. Robinson McGraw
Date: October 18, 2011	Title: Chief Executive Officer
Date: October 18, 2011